AgroFresh Solutions Reports Results for Second Quarter and First Half of 2019

•Net sales increased 15% to $21.2 million in the second quarter of 2019 and increased 6% to $60.1 million in the first half of 2019 versus the prior year periods.
•Year to date 2019 selling, general and administrative expense was flat versus the prior year period, and decreased 7% versus the prior year period when excluding nonrecurring items related to litigation, severance and M&A.
•Net loss of $22.3 million for the second quarter of 2019; compared to net loss of $18.4 million for the second quarter of 2018. Excluding the $2.5 million loss on foreign currency exchange in the second quarter of 2019 and the $3.3 million gain in the prior year period, net loss on a year over year basis improved 9% for the second quarter.
•Adjusted EBITDA(1) improved $1.9 million from the prior year period to $(1.4) million in the second quarter and increased 41% in the first half of 2019.
PHILADELPHIA, August 8, 2019 --AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced its financial results for the second quarter and six months ended June 30, 2019.
“Our second quarter marked the conclusion of a strong southern hemisphere season. We were able to generate a 15% increase in net sales for the second quarter, which was positively impacted by the delay in the southern hemisphere harvest that muted our first quarter growth of 1.5%. Net sales were driven by diversification initiatives to expand our Tecnidex platform, which grew 29% during the second quarter versus the prior year period due to targeted expansion into new southern hemisphere markets, and new sales of Harvista following regulatory approvals. We were pleased with the performance of SmartFresh, which experienced slight growth in spite of the smaller apple crop in the southern hemisphere versus the prior year,” commented Jordi Ferre, Chief Executive Officer. “Looking forward, we will accelerate our cost optimization measures in support of our broader efforts to demonstrate improved financial execution and enhance our ability to reduce debt. Notably, we anticipate a meaningful reduction in our non-recurring expenses, such as those related to litigation, with trial in our largest litigation matter scheduled for October. The resiliency of our business model is only enhanced by the greater diversification of our platform and we intend to leverage our new product pipeline to expand our presence in new and existing markets and drive organic growth.”
Financial Highlights for the Second Quarter of 2019
Net sales for the second quarter of 2019 increased 15%, to $21.2 million, compared to $18.4 million in the second quarter of 2018. Excluding the impact of foreign currency exchange, which reduced revenue by $0.5 million compared to the second quarter of 2018, revenue grew approximately 17%.
Within the Company’s core business, the increase in net sales was primarily driven by growth of Harvista in North America and Latin America, followed by growth of SmartFresh in Latin America due to a delayed harvest which shifted sales from the first quarter to the second. Tecnidex, the Company’s growing fungicides, waxes and coatings platform, realized 29% growth, with an emphasis in Europe. Additionally, the Company also experienced growth in its EthylBloc product and traction within its new FreshCloud analytics platform during the second quarter.
In the second quarter of 2019, gross profit increased 14.4% to $14.9 million compared to $13.0 million in the prior year period. Gross profit margin was 70.3% in the second quarter of 2019 versus 70.7% in the second quarter of 2018. The lower gross margin was primarily a function of sales mix shift with growth of Harvista and Tecnidex during the quarter.
Research and development costs were $3.3 million in the second quarter of 2019, compared to $3.7 million in the prior year period. This decrease was driven primarily by timing of projects.
Selling, general and administrative expenses were $16.1 million in the second quarter of 2019 as compared to $15.6 million in the prior year period. Included in selling, general and administrative expenses were $2.0 million in the current quarter and $0.9 million in the prior year quarter of costs associated with non-recurring items that included M&A and litigation along with severance. Excluding these items, selling general and administrative expenses decreased approximately 3.7% in the second quarter which reflects the Company's ongoing cost optimization initiatives.
Second quarter of 2019 net loss was $22.3 million, compared to net loss of $18.4 million in the prior year period. Excluding the $2.5 million loss on foreign currency exchange in the second quarter of 2019 and the $3.3 million gain in the prior year period, net loss on a year over year basis improved 9% for the second quarter.
Adjusted EBITDA(1) improved $1.9 million to $(1.4) million in the second quarter of 2019 as compared to $(3.3) million in the prior year period. The increase was driven by higher sales coupled with lower operating expenses, after adjusting for non-recurring items.
As of June 30, 2019, cash and cash equivalents were $35.9 million.
Financial Highlights for the First Half of 2019
Net sales for the first half of 2019 were $60.1 million, an increase of 6% versus the prior year period. Foreign currency exchange reduced revenue by $1.1 million for the first half of 2019; excluding this impact, revenue increased approximately 8%.
Gross profit margin was 70.7% for the year-to-date period, which compares to 71.4% in the year-ago period, which was in line with the Company’s expectation. The year over year change was a function of sales mix shift with growth of Harvista and Tecnidex.
Research and development expenses increased $0.4 million to $7.2 million in the first half of 2019 as a result of $0.5 million of severance costs associated with ongoing cost optimization initiatives.
Selling, general and administrative expenses were essentially flat at $32.0 million for the six months ended June 30. There were non-recurring costs associated with M&A, litigation and severance in the amount of $5.2 million in the current year and $3.0 million in the prior year period. Excluding these items, selling general and administrative expenses decreased approximately 7.4% over the same period last year driven by ongoing cost optimization initiatives.
Net loss was $34.9 million in the first half of 2019 as compared to net loss of $31.4 million in the same period prior year, primarily due to changes in foreign currency exchange. There was a negative impact on foreign exchange of $2.9 million in the first half of 2019 versus a gain of $5.2 million on foreign exchange in the prior year period.
Adjusted EBITDA(1) improved by $3.2 million, or 41%, to $11.1 million in the first half of 2019 as compared to the prior year period. The increase was driven by higher sales coupled with lower operating expenses, after adjusting for non-recurring items.
(1) Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the table at the end of this press release for a reconciliation of this non-GAAP financial measure to GAAP results.

Conference Call
The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, August 8, 2019 at 8:00 am E.T. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call, listeners in the United States may dial 877-407-4018 and international listeners may dial 201-689-8471.
A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 11:00 pm. ET, August 8, 2019 through August 22, 2019. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 13691854.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.
About AgroFresh
AgroFresh (Nasdaq: AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers by supplying post-harvest solutions across the industry that enhance crop values while conserving our planet’s resources and reducing global food waste.
Visit www.agrofresh.com to learn more.
™Trademark of AgroFresh Inc.
Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition, the ability of the business to grow and manage growth profitably, risks associated with acquisitions and investments, changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$35,866	$34,852
Accounts receivable, net of allowance for doubtful accounts of $2,603 and $2,336, respectively	49,054	67,942
Inventories	24,914	24,807
Other current assets	15,316	15,608
Total current assets	125,150	143,209
Property and equipment, net	14,453	13,289
Goodwill	6,322	6,670
Intangible assets, net	688,452	711,967
Deferred income tax assets	9,193	7,332
Other assets	23,218	16,820
TOTAL ASSETS	$866,788	$899,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,528	$7,530
Current portion of long-term debt	5,860	6,419
Income taxes payable	4,331	4,815
Accrued expenses and other current liabilities	41,646	45,340
Total current liabilities	63,365	64,104
Long-term debt	399,272	400,309
Other noncurrent liabilities	39,607	32,066
Deferred income tax liabilities	23,110	30,232
Total liabilities	525,354	526,711

Commitments and contingencies (see Note 19)
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 51,620,770 and 51,071,573 shares issued and 50,959,389 and 50,410,192 outstanding at June 30, 2019 and December 31, 2018, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding	—	—
Treasury stock; par value $0.0001, 661,381 shares at June 30, 2019 and December 31, 2018, respectively	(3,885)	(3,885)
Additional paid-in capital	537,259	535,819
Accumulated deficit	(173,677)	(138,789)
Accumulated other comprehensive loss	(26,473)	(28,837)
Total AgroFresh stockholders’ equity	333,229	364,313
Noncontrolling Interest	8,205	8,263
Total equity	341,434	372,576
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$866,788	$899,287

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net sales	$21,183	$18,420	$60,123	$56,771
Cost of sales (excluding amortization of intangibles, shown separately below)	6,289	5,402	17,624	16,248
Gross profit	14,894	13,018	42,499	40,523
Research and development expenses	3,257	3,733	7,154	6,802
Selling, general, and administrative expenses	16,148	15,609	32,046	31,920
Amortization of intangibles	11,766	11,402	23,382	22,341
Impairment of long lived assets	992	—	992	—
Change in fair value of contingent consideration	167	98	357	236
Operating loss	(17,436)	(17,824)	(21,432)	(20,776)
Other (expense) income	(26)	538	(38)	608
(Loss) gain on foreign currency exchange	(2,519)	3,272	(2,938)	5,203
Interest expense, net	(8,670)	(8,763)	(17,415)	(17,118)
Loss before income taxes	(28,651)	(22,777)	(41,823)	(32,083)
Benefit for income taxes	(6,290)	(4,375)	(6,877)	(805)
Net loss including non-controlling interests	$(22,361)	$(18,402)	$(34,946)	$(31,278)
Less: Net (loss) income attributable to non-controlling interests	(92)	(18)	(58)	73
Net loss attributable to AgroFresh Solutions, Inc	$(22,269)	$(18,384)	$(34,888)	$(31,351)

Net loss per share:
Basic	$(0.45)	$(0.37)	$(0.70)	$(0.63)
Diluted	$(0.45)	$(0.37)	$(0.70)	$(0.63)
Weighted average shares outstanding:
Basic	50,146,513	49,864,822	50,094,822	49,814,744
Diluted	50,146,513	49,864,822	50,094,822	49,814,744

Non-GAAP Measure

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is reconciliation between the non-GAAP financial measures of EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measure, net loss:

(in thousands)	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
GAAP Net loss	$(22,361)	$(18,402)	$(34,946)	$(31,278)
Benefit for income taxes	(6,290)	(4,375)	(6,877)	(805)
Interest expense(1)	8,670	8,763	17,415	17,118
Depreciation and amortization	12,275	11,680	24,336	22,953
Non-GAAP EBITDA	$(7,706)	$(2,334)	$(72)	$7,988
Share-based compensation	595	1,284	1,152	1,900
Severance related costs(2)	207	—	696	335
Other non-recurring costs(3)	1,815	940	5,008	2,620
Loss (gain) on foreign currency exchange(4)	2,519	(3,272)	2,938	(5,203)
Mark-to-market adjustments, net(5)	167	98	357	236
Impairment of intangible assets(6)	992	—	992	—
Non-GAAP Adjusted EBITDA	$(1,411)	$(3,284)	$11,071	$7,876

——————————————————————————————————————————————————————
(1) Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration
(2)  Severance costs related to ongoing cost optimization initiatives
(3) Costs related to certain professional and other infrequent or non-recurring fees, including those associated with transition service agreement, litigation and M&A related fees
(4) Loss (gain) on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency other than the entity's functional currency
(5)  Non-cash adjustment to the fair value of contingent consideration
(6)  Impairment of intangible assets related to software